EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Golden West Financial Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated March 7, 2005, appearing in the Annual Report on Form 10-K of Golden West Financial Corporation and subsidiaries for the year ended December 31, 2004.

/S/ DELOITTE & TOUCHE LLP

Oakland, California

May 9, 2005